Exhibit 99.1

URBAN OUTFITTERS, INC.

COVID-19 Update

Philadelphia, PA – March 31, 2020

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

URBN Provides Business Update Related to COVID-19

PHILADELPHIA, PA, March 31, 2020 – Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle products and services company which operates a portfolio of global consumer brands comprised of Anthropologie, BHLDN, Free People, Terrain, Urban Outfitters and Nuuly brands and the Food and Beverage division today announced global retail stores will remain temporarily closed until further notice due to the continued spread of COVID-19.

“The global spread of COVID-19 is affecting every one of us and is certainly impacting URBN, as well.  Our efforts, as a company, have been directed at mitigating the risk to our employees and customers while trying to maintain some business so we can continue to support and pay our workers,” said Richard A. Hayne, Chief Executive Officer, URBN.

Since March 14 when we closed our stores to the public, URBN has provided ongoing pay and benefits to all store and home office employees impacted by the temporary closures. Even though our digital business continues to operate, the store closures and lower overall demand require a smaller workforce to support the business.  As a result, we are furloughing a substantial number of store, wholesale and home office employees for 60 days beginning tomorrow, April 1. Impacted employees will continue to receive enrolled benefits during the furlough period.

The company is taking many additional measures to protect our financial position and increase financial flexibility during this challenging time period. Those include:

•	Suspend hiring, eliminate bonuses for FY’21 and delay all merit raises,
•	Borrow $220 million to further protect our cash reserves,
•	Reduce our capital budget by over $100 million by delaying or cancelling projects,
•	Adjust inventory levels by cancelling or delaying many orders and ask for price concessions on those remaining,
•	Suspend the payment of rent temporarily and delay or cancel some planned new store openings,
•	Reduce all non-payroll expenses, including creative, marketing, and travel to name a few,
•	Extend payment terms for both merchandise and non-merchandise vendor invoices,
•	Reduce investments in our growth initiatives such as Nuuly and expansion into China,
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And finally, reduce senior leadership compensation for the duration of the furlough time period, eliminate Directors’ cash compensation for the remainder of FY’21 and suspend stock buybacks for the foreseeable future.

“This is the first time in our 50-year history we have furloughed employees.  It’s a painful decision that we do reluctantly,” said Richard A. Hayne, Chief Executive Officer, URBN. “We understand the above measures are extreme, but they are unavoidable.  While our company is strong and our long-term future is bright, we must take these proactive steps now to ensure the greatest degree of financial flexibility to best protect our employees, customers and shareholders,” finished Richard A. Hayne.

URBN will be presenting at the JP Morgan Virtual: 6th Annual Retail Round-Up at 9:30am ET April 1, 2020.  Dial-in details for this conference are available on our investor relations website www.urbn.com.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may contain forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: impacts of the coronavirus (COVID-19) pandemic, the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and worldwide political events and the resultant impact on consumer spending patterns, the effects of the implementation of the United Kingdom's withdrawal from membership in the European Union (commonly referred to as “Brexit”), including currency fluctuations, economic conditions and legal or regulatory changes, any effects of war, terrorism and civil unrest, natural disasters, severe or unseasonable weather conditions or public health crises such as the coronavirus (COVID-19) pandemic, increases in labor costs, increases in raw material costs, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, the departure of one or more key senior executives, import risks, changes to U.S. and foreign trade policies, including the enactment of tariffs, border adjustment taxes or increases in duties or quotas, the closing or disruption of, or any damage to, any of our distribution centers, our ability to protect our intellectual property rights, risks associated with digital sales, our ability to maintain and expand our digital sales channels, response to new store concepts, our ability to integrate acquisitions, failure of our manufacturers and third-party vendors to comply with our social compliance program, changes in our effective income tax rate (including the uncertainties associated with the U.S. Tax Cuts and Jobs Act), changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in our filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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